UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2012

TRACTOR SUPPLY COMPANY
(Exact name of registrant as specified in its charter)

Delaware	000-23314	13-3139732
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Powell Place Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (615) 440-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

James F. Wright, the current Chairman and Chief Executive Officer of Tractor Supply Company (the “Company”), has been appointed Executive Chairman of the Company's Board of Directors, effective December 20, 2012. In addition, Gregory A. Sandfort will assume the role of President and Chief Executive Officer and be appointed to the Company's Board of Directors effective December 20, 2012.

Mr. Sandfort, age 57, has served as President and Chief Operating Officer of the Company since February 2012. Mr. Sandfort served as President and Chief Merchandising Officer of the Company from February 2009 until February 2012, and prior to that time served as Executive Vice President-Chief Merchandising Officer of the Company since November 2007. Mr. Sandfort previously served as President and Chief Operating Officer at Michaels Stores, Inc. from March 2006 to August 2007 and as Executive Vice President - General Merchandise Manager at Michaels Stores, Inc. from January 2004 to February 2006.

Mr. Wright, age 63, has served as Chairman of the Board and Chief Executive Officer of the Company since February 2009, and prior to that time served as Chairman of the Board, President and Chief Executive Officer from November 2007 to February 2009, President and Chief Executive Officer of the Company from October 2004 to November 2007, and as President and Chief Operating Officer of the Company from October 2000 to October 2004. Mr. Wright has served as a director of the Company since 2002.

In connection with his appointment as Executive Chairman, on December 20, 2012, Mr. Wright and the Company entered into a Second Amended and Restated Employment Agreement (the “Amended Employment Agreement”). The Amended Employment Agreement replaces the previous First Amended and Restated Employment Agreement entered into by the Company and Mr. Wright. The Amended Employment Agreement changes Mr. Wright's position to Executive Chairman, provides that the Amended Employment Agreement will terminate on December 31, 2013, sets Mr. Wright's base salary at $400,000 per year, eliminates Mr. Wright's eligibility to participate in the Company's bonus plans in 2013, and provides for a modification to the calculation of the amount Mr. Wright would be entitled to upon Retirement (as defined in the Amended Employment Agreement). In addition, the Amended Employment Agreement contains certain administrative changes related to compliance with Section 409A of the Internal Revenue Code of 1986, as amended.

On December 20, 2012, Mr. Wright and the Company also entered into a Third Amended and Restated Change in Control Agreement (the “Change in Control Agreement”). The Change in Control Agreement replaces the Second Amended and Restated Change in Control Agreement previously entered into by the Company and Mr. Wright. The amendments to the Change in Control Agreement change the term of the Change in Control Agreement to continue through the earlier of (i) December 31, 2013 or (ii) two (2) years following a Change in Control (as defined in the Change in Control Agreement). The amendments also make certain modifications to the amounts Mr. Wright would be entitled to in the event his employment is terminated following a Change in Control, including (i) eliminating Mr. Wright's target bonus from the calculation of the lump sum severance payment, (ii) eliminating the Company's obligation to pay a separate lump sum amount equal to Mr. Wright's annual bonus and (iii) eliminating the Company's obligation to pay outplacement services not to exceed $50,000.

The foregoing descriptions of the Amended Employment Agreement and the Change in Control Agreement do not purport to be complete and are qualified in their entirety by reference to the Amended Employment Agreement and the Change in Control Agreement, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

10.1	Second Amended and Restated Employment Agreement, dated December 20, 2012, by and between Tractor Supply Company and James F. Wright.

10.2	Third Amended and Restated Change in Control Agreement, dated December 20, 2012, by and between Tractor Supply Company and James F. Wright.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRACTOR SUPPLY COMPANY

Date: December 20, 2012	By:	/s/ Anthony F. Crudele
	Name:	Anthony F. Crudele
	Title:	Executive Vice President - Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Second Amended and Restated Employment Agreement, dated December 20, 2012, by and between Tractor Supply Company and James F. Wright.

10.2	Third Amended and Restated Change in Control Agreement, dated December 20, 2012, by and between Tractor Supply Company and James F. Wright.